Exhibit 10.52

ELECTION OF TAX WITHHOLDING FOR SERVICE-BASED AND

PERFORMANCE-BASED AWARDS

As a Participant in the Pepco Holdings, Inc. Long-Term Incentive Plan (the “Plan”), I was granted Service-Based Restricted Stock Unit Awards and Performance-Based Restricted Stock Unit Awards during the year 2011, for the performance cycle 2011 to 2013. I understand that minimum statutory withholdings for certain federal, state, local or other taxes are required for Awards which I have been granted under the Plan, which in the case of Performance-Based Awards will be determined after the Board of Directors has determined if, and to what extent, the performance goals related to such Award have been met. I elect to use the following method to meet the minimum statutory withholding requirements (please check one of the boxes below).

☐	I hereby elect that such number of shares of Stock having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting of Awards which I have been granted under the Plan, shall be withheld from the settlement of such Awards.

☐	I will satisfy the minimum statutory requirement for taxes due with respect to such Awards by the payment of cash immediately upon notification by the Company of the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting of such Awards.

☐	I will satisfy the minimum statutory requirement for taxes due with respect to such Awards by delivery to the Company, immediately upon its notification to me, of the number of shares of Stock I own (other than the shares I receive under the Award) having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting of such Awards.

Capitalized terms used herein, which are not defined herein, have the meanings given in the Plan.

Date:
Signature

Print Name